[LOGO OMITTED]  FIRST TRUST
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March 31, 2010


First Trust Exchange-Traded Fund II
120 East Liberty Drive
Wheaton, Illinois 60187

Ladies and Gentlemen:

        This letter supercedes that certain letter agreement by and among First Trust Portfolios L.P. and First Trust Exchange-Traded Fund II (the "Trust"), dated as of March 8, 2010 with respect to the Trust. It is hereby acknowledged that First Trust Portfolios L.P. serves as the distributor of the Shares of each series of the Trust. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of various exchange-traded funds (each, a "Fund," and, collectively, the "Funds") set forth on Exhibit A attached hereto, which may be amended from time to time.

        It is further acknowledged that the Trust has adopted a Distribution and Service Plan (the "Plan") pursuant to Rule l2b-1 under the 1940 Act with respect to the shares of beneficial interest ("Shares") of the Funds. Pursuant to the Plan, each Fund may bear a fee not to exceed 0.25% per annum of such Fund's average daily net assets. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Plan.

        The purpose of this letter agreement is to agree and acknowledge that the Funds shall not pay, and we shall not collect, any fees pursuant to the Plan any time before the date set forth on Exhibit A attached hereto for each fund.


                                            Very Truly Yours,

                                            FIRST TRUST PORTFOLIOS L.P.


                                            /s/ James A. Bowen
                                            -----------------------------------
                                            James A. Bowen
                                            President


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AGREED AND ACKNOWLEDGED:
------------------------

FIRST TRUST EXCHANGE-TRADED FUND II


/s/ James A. Bowen
--------------------------------------------
James A. Bowen
President


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                                    EXHIBIT A

FIRST TRUST EXCHANGE-TRADED FUND II

FUNDS                                                                       DATE
First Trust Dow Jones STOXX(R) European Select Dividend Index Fund          January 31, 2011
First Trust FTSE EPRA/NAREIT Developed Markets Real Estate Index Fund       January 31, 2011
First Trust Dow Jones Global Select Dividend Index Fund                     January 31, 2011
First Trust Europe Select AlphaDEX(TM) Fund                                 January 31, 2011
First Trust Japan Select AlphaDEX(TM) Fund                                  January 31, 2011
First Trust ISE Global Wind Energy Index Fund                               January 31, 2011
First Trust ISE Global Engineering and Construction Index Fund              January 31, 2011
First Trust NASDAQ(R) Clean Edge(R) Smart Grid Infrastructure Index Fund    November 9, 2011
First Trust ISE Global Copper Index Fund                                    March 8, 2012
First Trust ISE Global Platinum Index Fund                                  March 8, 2012
First Trust BICK Index Fund                                                 April 1, 2012
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